Contact: Rodney L. Underdown
Chief Financial Officer
913-344-9200

Compass Minerals Group, Inc. Announces First Quarter 2003 Results; $134.6 million Latest Twelve Months Adjusted EBITDA

OVERLAND PARK, KS, May 8, 2003 – Compass Minerals Group, Inc., a leading producer and marketer of salt and specialty potash, today reported its financial results for the three months ended March 31, 2003. Operating earnings were $41.5 million, and Adjusted EBITDA was $51.3 million on sales of $212.7 million for the March 2003 quarter. Adjusted EBITDA increased $12.2 million as compared to the same quarter in the prior year. For the March 2002 quarter, operating earnings were $27.5 million and Adjusted EBITDA was $39.1 million on sales of $162.4 million.

“The results of our winter season were good, particularly in light of the average winter snowfall experienced across our geographic markets served. The first quarter performance resulted in over $51 million in Adjusted EBITDA for the quarter. That represents over a $12 million or a 31% increase above the same quarter last year, which experienced extremely mild winter weather. In short, I am very pleased with our first quarter results as it serves as a strong beginning for 2003, and our second quarter appears strong as well,” said Michael E. Ducey, President and CEO.

“During the first quarter of 2003 we saw the full benefits from our prior year cost reduction initiatives and are continuing to apply the same capital spending discipline practiced during 2002. As we have previously announced, we used a portion of our free cash flow resulting from these spending controls and solid sales results to make a $30 million voluntary bank debt repayment during the quarter which reflects our continued confidence in the future success of Compass Minerals Group,” Mr. Ducey concluded.

The higher Adjusted EBITDA for the three months ended March 31, 2003 compared to Adjusted EBITDA for the three months ended March 31, 2002 is primarily due to higher sales volumes in the North American highway deicing product and general trade deicing product lines, combined with improved operating costs.

Compass Minerals Group is the second largest North American producer of salt, the largest producer of salt in the United Kingdom and the largest North American producer of sulfate of potash, a specialty fertilizer. Compass Minerals Group is 80.2% owned by Apollo Management LP and Company management, with the remainder owned by IMC Global Inc.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, weather, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in the Company’s Form S-4 Registration Statement, filed with the Securities and Exchange Commission on April 23, 2003.

The Company’s performance, as measured by earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and EBITDA adjusted for the restructuring and other charges described below, or “Adjusted EBITDA,” is used by management as an approximate measure of cash flow generation. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of EBITDA and Adjusted EBITDA by other companies and are non-GAAP financial measures.

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Compass Minerals Group, Inc.

Consolidated and Combined Operating Results

(U.S. Dollars, in Millions)

        Both prior to the Recapitalization and in connection with the Recapitalization, we have incurred significant non-recurring restructuring and other charges that impact our results of operations. As a result, our results of operations and cash flows are not indicative of what they would have been had we not incurred these non-recurring charges. We believe it would be helpful to provide a sensitivity analysis that describes our ability to satisfy our debt service, capital expenditures and working capital requirements in terms of earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and EBITDA adjusted for the restructuring and other charges described below, or “Adjusted EBITDA.” Not only do we believe these non-GAAP measures can assist investors in understanding our cost structure, cash flows and financial position, but also financial covenants and ratios in our senior credit facilities and our indentures, such as restrictions on payments and indebtedness and ratios relating to leverage, interest coverage and fixed charge coverage, are also tied to measures that are calculated by adjusting EBITDA as described below. We believe it is necessary to adjust EBITDA to enable investors to see how we view our business given the significant non-recurring restructuring and other charges that have historically affected our results of operations.

        Neither EBITDA nor Adjusted EBITDA are calculated under GAAP and neither should be considered in isolation or as a substitute for net income, cash flows or other income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. While EBITDA and Adjusted EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table sets forth the components of net income, EBITDA and Adjusted EBITDA.

	Three months ended March 31,
	2003	2002
Sales	$ 212.7	$162.4
Cost of sales - shipping and handling costs	64.1	48.5
Cost of sales - products	95.5	74.3

Gross profit	53.1	39.6
Selling, general and administrative expense	11.6	9.6
Restructuring and other charges	—	2.5

Operating earnings	41.5	27.5
Other (income) expense:
Interest expense	9.7	10.2
Other, net	(0.3)	—

Income before income taxes	32.1	17.3
Income tax expense	5.2	5.6

Net income	$ 26.9	$ 11.7

Net income	$ 26.9	$ 11.7
Income tax expense (benefit)	5.2	5.6
Interest expense	9.7	10.2
Depreciation and amortization	9.8	9.1

EBITDA	51.6	36.6
Adjustments to EBITDA:
Restructuring and other charges	—	2.5
Other income, net (1)	(0.3)	—

Adjusted EBITDA	$ 51.3	$ 39.1

(1)	“Other income” primarily includes non-cash gains and losses.